PRESS RELEASE For immediate release

NVE Corporation Reports Third Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—January 22, 2020—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and nine months ended December 31, 2019.

Total revenue for the third quarter of fiscal 2020 increased 3% to $6.46 million from $6.27 million in the prior-year quarter. The increase was due to a 3% increase in product sales and a 9% increase in contract research and development revenue. Product sales increased to $6.16 million from $5.99 million in the prior-year quarter. Net income for the third quarter of fiscal 2020 increased 9% to $3.73 million, or $0.77 per diluted share, compared to $3.42 million, or $0.71 per share, for the prior-year quarter.

For the first nine months of fiscal 2020, total revenue decreased 8% to $19.3 million from $20.9 million for the first nine months of the prior year. The decrease was due to a 7% decrease in product sales and a 14% decrease in contract research and development revenue. Net income decreased 4% to $11.2 million, or $2.30 per diluted share, compared to $11.6 million, or $2.40 per diluted share, for the first nine months of fiscal 2019.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable February 28, 2020 to shareholders of record as of February 3, 2020.

“We are pleased to report solid growth in revenue and net income for the quarter,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks and uncertainties related to future sales and revenues, risks related to changes in tariffs and other trade barriers, uncertainties related to the impacts of the Federal Tax Reform Act enacted in 2017, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and other reports filed with the SEC.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS ENDED DECEMBER 31, 2019 AND 2018 (Unaudited)
	Quarter Ended Dec. 31
	2019	2018
Revenue
Product sales	$6,160,967	$5,991,241
Contract research and development	303,629	278,164
Total revenue	6,464,596	6,269,405
Cost of sales	1,263,806	1,169,406
Gross profit	5,200,790	5,099,999
Expenses
Research and development	771,468	1,126,975
Selling, general, and administrative	327,989	268,905
Total expenses	1,099,457	1,395,880
Income from operations	4,101,333	3,704,119
Interest income	443,478	457,204
Income before taxes	4,544,811	4,161,323
Provision for income taxes	814,147	739,918
Net income	$3,730,664	$3,421,405
Net income per share – basic	$0.77	$0.71
Net income per share – diluted	$0.77	$0.71
Weighted average shares outstanding
Basic	4,846,010	4,845,010
Diluted	4,847,436	4,850,507

NVE CORPORATION STATEMENTS OF INCOME NINE MONTHS ENDED DECEMBER 31, 2019 AND 2018 (Unaudited)
	Nine Months Ended Dec. 31
	2019	2018
Revenue
Product sales	$18,434,039	$19,916,864
Contract research and development	827,198	966,522
Total revenue	19,261,237	20,883,386
Cost of sales	3,701,941	3,918,256
Gross profit	15,559,296	16,965,130
Expenses
Research and development	2,671,131	3,087,964
Selling, general, and administrative	1,026,448	975,114
Total expenses	3,697,579	4,063,078
Income from operations	11,861,717	12,902,052
Interest income	1,358,826	1,325,299
Income before taxes	13,220,543	14,227,351
Provision for income taxes	2,060,398	2,578,287
Net income	$11,160,145	$11,649,064
Net income per share – basic	$2.30	$2.41
Net income per share – diluted	$2.30	$2.40
Weighted average shares outstanding
Basic	4,846,010	4,843,355
Diluted	4,848,506	4,850,120

NVE CORPORATION BALANCE SHEETS DECEMBER 31 AND MARCH 31, 2019
	(Unaudited) Dec. 31, 2019	March 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$10,153,173	$6,877,304
Marketable securities, short-term	12,055,363	12,487,821
Accounts receivable, net of allowance for uncollectible accounts of $15,000	2,119,037	2,995,638
Inventories	4,159,742	4,264,876
Prepaid expenses and other assets	845,194	816,045
Total current assets	29,332,509	27,441,684
Fixed assets
Machinery and equipment	9,381,906	9,365,806
Leasehold improvements	1,797,245	1,787,269
	11,179,151	11,153,075
Less accumulated depreciation and amortization	10,529,317	10,258,240
Net fixed assets	649,834	894,835
Deferred tax assets	63,467	353,735
Marketable securities, long-term	50,920,291	54,925,633
Right-of-use asset – operating lease	151,749	-
Total assets	$81,117,850	$83,615,887

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$153,470	$375,188
Accrued payroll and other	558,762	460,488
Operating lease	174,916	-
Total current liabilities	887,148	835,676

Shareholders’ equity
Common stock	48,460	48,460
Additional paid-in capital	19,958,918	19,910,558
Accumulated other comprehensive income (loss)	697,291	(82,725)
Retained earnings	59,526,033	62,903,918
Total shareholders’ equity	80,230,702	82,780,211
Total liabilities and shareholders’ equity	$81,117,850	$83,615,887